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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 11, 1997, relating to the financial highlights appearing in the February 28, 1997 Annual Report to Shareholders of PaineWebber Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Other Information - Independent Accountants" in the Statement of Additional Information.


Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
June 25, 1997